AVANTOR, INC.

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

May 18, 2020

VIA EDGAR TRANSMISSION

Re:	Avantor, Inc.

Registration Statement on Form S-1 (File No. 333-238468)

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Jeffrey Gabor

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Avantor, Inc. (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:30 p.m., Washington, D.C. time, on May 20, 2020, or as soon as practicable thereafter.

If you require any additional information with respect to this letter, please contact Joseph H. Kaufman (212-455-2948) of Simpson Thacher & Bartlett LLP.

[Signature Page Follows]

Very truly yours,

AVANTOR, INC.

By:	/s/ Justin Miller
Name:	Justin Miller
Title:	Executive Vice President, General Counsel and Secretary